EXHIBIT 4.1

                         HAWTHORNE FINANCIAL CORPORATION

                             1994 STOCK OPTION PLAN


ARTICLE I

DEFINITIONS

   "Administrator" shall mean the Board or, at the discretion of the Board, the Committee.

   "Affiliate" means any "subsidiary corporation" or "parent corporation," as such terms are defined in Section 424 of the Code, of the Company.

   "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an award of an Option granted to such Participant.

   "Board" means the Board of Directors of the Company.

   "Code" means the Internal Revenue Code of 1986, and any amendments thereto.

   "Committee" means a committee which may from time to time be appointed by the Board to administer the Plan, whose members shall serve at the pleasure of the Board.

   "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

   "Company" means Hawthorne Financial Corporation.

   "Date of Grant" means the date upon which an Option is awarded.

   "Exchange Act" means the Securities Exchange Act of 1934, and any amendments thereto.

   "Fair Market Value", unless otherwise determined by the Administrator in good faith, means with respect to a share of Common Stock as of any given date (i) the weighted average of the closing sale prices of a share of Common Stock as reported on the national securities exchange or transaction reporting system on or through which actual sale prices are regularly reported for the Common Stock as reported for the ten most recent trading days preceding the Date of Grant; or (ii) if the Common Stock is not traded on a national securities exchange or transaction reporting system on or through which actual sale prices are reported, the weighted average of the mean of the closing bid and asked prices of a share of Common Stock, in either case as reported for the ten most recent trading days preceding the date the determination is made.

   "Option" means a stock option granted under this Plan.


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   "Participant" means a person who holds an outstanding Option.

   "Plan" means the Hawthorne Financial Corporation 1994 Stock Option Plan set forth herein.

   "SEC" means the Securities and Exchange Commission or any successor agency.


ARTICLE II

PURPOSE

   The Plan is intended to assist the Company and its Affiliates in recruiting and retaining directors and employees with ability and initiative by enabling directors and employees to participate in the Company's future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Options not qualifying under Section 422 of the Code ("nonqualified stock options"). The proceeds received by the Company from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes.


ARTICLE III

ADMINISTRATION

   The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Options upon such terms (not inconsistent with the provisions of the Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in the Plan) on the exercisability of all or any part of an Option. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option may be exercised. In addition, the Administrator shall have complete authority to interpret all provisions of the Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of the Plan shall be final. No member of the Administrator shall be liable for any act done in good faith with respect to the Plan or any Agreement or Option award. All expenses of administering the Plan shall be borne by the Company.

   The Administrator, in its discretion, may delegate to one or more officers of the Company all or part of the Administrator's authority and duties with respect to Participants who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, as in effect from time to time. In the event of such delegation, and as to matters encompassed by the delegation, references in the Plan to the Administrator shall be interpreted as a reference to the Administrator's delegate or delegates. The Administrator may revoke or amend the terms of

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   a  delegation  at any time but such  action  shall not  invalidate  any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.


ARTICLE IV

ELIGIBILITY

   Any director or employee of the Company or Affiliate (including any corporation that becomes an Affiliate after the adoption of the Plan) is eligible to participate in the Plan. A director or employee may be granted one or more Options.


ARTICLE V

STOCK SUBJECT TO PLAN

5.01 SOURCE OF SHARES - Upon the exercise of any Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), authorized but unissued shares of Common Stock or issued shares of Common Stock that have been reacquired by the Company.

5.02 MAXIMUM NUMBER OF SHARES - The maximum aggregate number of shares of Common Stock with respect to which Options may be granted under the Plan and which may be issued pursuant to the exercise thereof shall be 800,000 shares, subject to increases and adjustments as provided in this Article V and Article VIII.

5.03 FORFEITURES, ETC. - Shares related to Options that expire unexercised or are forfeited, surrendered, terminated, canceled or settled in cash in lieu of the issuance of shares of Common Stock shall again be available for additional awards under the Plan, except for shares of Common Stock withheld or surrendered to satisfy tax withholding obligations.


ARTICLE VI

STOCK OPTIONS

6.01 GRANTS - The Administrator will designate individuals to whom Options are to be granted and will specify the number of shares of Common Stock subject to each Option and the additional terms thereof. All Options granted under the Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of the Plan and to such other provisions as the Administrator may adopt. The Administrator may provide that Options granted under the Plan shall become exercisable in one or more installments or upon such other conditions as it shall deem appropriate.


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6.02      OPTION PRICE - The exercise price per share for Common Stock purchased on the exercise of an Option shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant.

6.03 MAXIMUM OPTION PERIOD - The maximum period in which an Option may be exercised is ten years from the Date of Grant. The terms of any Option my provide that it is exercisable for a period less than such maximum period.

6.04 MAXIMUM NUMBER SHARES - No Participant may receive more than 800,000 shares under the Plan.


ARTICLE VII

EXERCISE OF OPTIONS

7.01 EXERCISE - An Option may be exercised, as to all or any portion of the shares of Common Stock as to which the Option is then exercisable, by giving written notice to the Secretary of the Company prior to the date on which the Option expires; provided, however, that an Option may only be exercised with respect to whole shares of Common Stock. Such notice shall specify the number of shares of Common Stock to be purchased and shall be accompanied by payment of the Option Price for such shares (and, if required by the Administrator, any applicable withholding taxes) in such form and manner as the Administrator may from time to time approve.

7.02 INSTALLMENT PAYMENT - Section 7.01 to the contrary notwithstanding, if an Agreement so provides, the Company shall lend the Participant such amount as shall be permitted under applicable law, up to 100% of the exercise price of the shares to be acquired on exercise of the Option to which the Agreement relates, for the purpose of enabling the Participant to exercise the Option, with the principal amount of such loan to be repayable in not more than three annual installments; PROVIDED, that the terms of any such loan, including the amount and maturity thereof, shall conform to any applicable requirements of the regulations of the Board of Governors of the Federal Reserve System relating to margin credit and to any other applicable laws and regulations.

          The Participant shall pay interest on the unpaid principal balance of any such loan at the minimum rate necessary to avoid imputed interest or original issue discount under the Code. All shares of Common Stock acquired with cash borrowed from the Company shall be pledged to the Company as security for the repayment thereof. In the discretion of the Administrator, shares of Common Stock may be released from such pledge proportionately as payments of the note (together with interest) are made, provided that the release of such shares complies with the then applicable regulations of the Federal Reserve System relating to securities credit transactions. While shares are so pledged, and so long as there has been no default in the installment payments, such shares shall remain registered in the name of the Participant, and the Participant shall have the right to vote such shares and to receive all dividends thereon.

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7.03      TERMINATION  OF EMPLOYMENT - In the event that the terms of any Option provide that it may be exercised  only during  employment  or within a
          specified  period  of  time  after  termination  of  employment,   the
          Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or
          other  reasons  shall  not  be  deemed   interruptions  of  continuous
          employment.

          Unless provided otherwise by the Administrator, a Participant's Options shall expire on the Participant's termination of employment, subject to the following:

          (a) If the Participant terminates employment with the Company and its Affiliates on account of retirement at or after attaining age 55, the Participant's Options may be exercised, to the extent then vested, for a period of three months following such termination, but not later than the Options' expiration date.

          (c) If the Participant terminates employment with the Company and its Affiliates by reason of death, any Options which the Participant was entitled to exercise on the date of his death shall be exercisable by the person or persons to whom that right passes by will or by the laws of descent and distribution for a period of twelve months after the date of death, but not later than the Option's expiration date.

7.04 TAX WITHHOLDING - The Company shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state tax laws to be withheld with respect to the grant, exercise or surrender of an Option, including any withholding required in order for the Company to obtain a tax deduction as a consequence of such grant, exercise or surrender. Such amounts may be deducted or withheld, at the Company's discretion, from shares issuable or amounts payable in respect of an Option or from any other payments, including regular compensation, to be made by the Company to the Participant. If Common Stock is used to satisfy any such tax withholding requirement, such Common Stock shall be valued based on its Fair Market Value as of the date it is withheld.


ARTICLE VIII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

          The maximum number of shares of Common Stock which are allocated for issuance under the Plan shall be proportionately adjusted, and the terms of outstanding Options shall be adjusted, as the Administrator shall determine to be equitably required to preserve the value of benefits awarded or to be awarded to Participants under the Plan, in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) the Company issues shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon exercise of rights or warrants to subscribe therefor, or upon conversion

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          of shares or merger,  reorganization  or  obligations  of the  Company convertible  into such shares or other  securities or (c) there occurs
          any  other  event  which,  in  the  judgment  of  the   Administrator,
          necessitates such action. Any determination made under this Article VIII by the Administrator shall be final and conclusive.

          The Administrator may grant Options, in connection with a transaction described in the first paragraph of this Article VIII. Notwithstanding any provision of the Plan (other than the limitation of Article V), the terms of such substituted Option grants shall be as the Administrator, in its discretion, determines is appropriate.


ARTICLE IX

ADJUSTMENT UPON CHANGE IN CONTROL

          Upon the effective date of the dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more other entities in which the Company is not the surviving entity, or of the transfer of substantially all of the assets or shares of the Company (any such transaction being referred to herein as a "Terminating Event"), the Plan and any Option granted hereunder shall terminate unless provision is made in writing in connection with such Terminating Event for the continuance of the Plan and for the assumption of Options theretofore granted hereunder, or the substitution for such Options of new options issued by the successor corporation, or the parent corporation thereof, with such appropriate adjustments as may be determined or approved by the Administrator or its successor, in which event the Plan and the Options theretofore granted or substituted therefor, shall continue in the manner and under the terms so provided. Upon the occurrence of a Terminating Event in which provision is not made for the continuance of the Plan and for the assumption of Options theretofore granted or the substitution for such Options of new options issued by the successor corporation or the parent corporation thereof: (i) each Participant to whom an Option has been granted under the Plan shall be entitled to exercise, in whole or in part, such Participant's rights under any such Option without regard to any restrictions on exercise that would otherwise apply, effective as of the effective date of the Terminating Event, and (ii) in the event a Participant shall not, prior to the effective date of such a Terminating Event, fully exercise an Option granted under the Plan, such Option, to the extent not previously exercised, shall be deemed surrendered by the Participant as of the effective date of the Terminating Event and such Participant shall receive in exchange therefor a cash payment equal to the difference, if a positive amount, between the Fair Market Value as of the effective date of the Terminating Event of the shares of stock then subject to the Option and the aggregate exercise price therefor. To the extent that a Participant has the right to exercise, surrender or receive payment under any Option solely on account of a Terminating Event, such exercise, surrender or payment shall be contingent upon the consummation of such Terminating Event.

          The determination as to which party to a merger or consolidation is the "surviving entity" shall be made on the basis of the relative equity interests of the shareholders in the entity

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          existing after the merger or consolidation,  as follows:  if following
          any  merger  or  consolidation  the  holders  of  outstanding   voting
          securities  of  the  Company   immediately  prior  to  the  merger  or
          consolidation own equity securities possessing more than fifty percent (50%) of the voting power of the surviving entity, then for purposes of this Plan, the Company shall be the surviving corporation. In all other cases, the Company shall not be the surviving corporation. In making the determination of ownership by the shareholders of an entity immediately after the merger or consolidation, of equity securities pursuant to this Article IX, equity securities which the shareholders owned immediately before the merger or consolidation as shareholders of another party to the transaction shall be disregarded. Further, for purposes of this Article IX only, outstanding voting securities of an entity shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

          Upon a "change in control" of the Company, a Participant shall have the right, notwithstanding any restrictions that would otherwise apply, to exercise any Option theretofore granted to such Participant unless: (i) the Board shall have approved, authorized or consented to the change of control and shall not have expressly permitted acceleration of vesting of Options, or (ii) the Option Agreement relating to the Option shall provide otherwise. To the extent a Participant has the right to exercise an Option solely on account of a change in control, such right to exercise shall be contingent upon the consummation of such change in control. Unless otherwise defined by the Administrator in Agreements relating to particular Options, a "change in control" shall be deemed to have occurred if any "person" (as such term as used in Sections 13(d) and 14(d) of the Exchange Act and the regulations of the SEC thereunder, each as in effect on the effective date of this Plan, and including any such persons that may be deemed to be acting in concert with respect to the Company or the acquisition, ownership or voting of Company securities) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act and the regulations of the SEC thereunder, each as in effect on the effective date of this Plan) of outstanding securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities.


ARTICLE X

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

          No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under the Plan other than in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Option is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Common Stock shall

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          be issued,  no  certificate  for  shares  shall be  delivered,  and no payment shall be made under the Plan until the Company has obtained such consents and approvals as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.


ARTICLE XI

GENERAL PROVISIONS

11.01 EFFECT ON EMPLOYMENT - Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right or power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

11.02 SHAREHOLDER STATUS - No award to a Participant under the Plan shall create any rights in such Participant as a shareholder of the Company until shares of Common Stock are registered in the name of the Participant.

11.03 RULES OF CONSTRUCTION - Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

11.04 NONTRANSFERABILITY - Any Option granted under the Plan shall be nontransferable except by will or by laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by such Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.


ARTICLE XII

AMENDMENT

          The Board may, at any time and in any manner, amend, suspend or terminate the Plan or any award outstanding under the Plan; provided, however, that no such amendment or discontinuance shall:

          (a) increase the number of shares reserved under the Plan without shareholder approval;

          (b) be made without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Common Stock is listed or quoted;

          (c) alter or impair the rights of Participants with respect to awards previously made

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                under the Plan without the consent of the holder thereof; or

          (d) make any changes that would disqualify the Plan, which is intended to be so qualified, from the exemption provided by Rule 16b-3 adopted by the SEC pursuant to the Exchange Act.


ARTICLE XIII

DURATION OF PLAN

   No Option may be granted under the Plan after December 31, 2007. Options granted before that date shall remain valid in accordance with their terms.

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